Exhibit (a)(8)
MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
In exchange for your tendered performance-based option, dated [DATE] in the Offer to Exchange Certain Outstanding Options with an Exercise Price per Share of $8.75 or Higher for New Options, dated April 23, 2010, the Compensation Committee of the Board of Directors of Marlin Business Services Corp. has determined to grant to you this nonqualified stock option to purchase shares of common stock of Marlin Business Services Corp. under the Marlin Business Services Corp. 2003 Equity Compensation Plan (the “Plan”). The terms of the grant are set forth in the Nonqualified Stock Option Grant (the “Grant”) provided to you. The following provides a summary of the key terms of the Grant; however, you should read the entire Grant, along with the terms of the Plan, to fully understand the Grant.
SUMMARY OF NONQUALIFIED STOCK OPTION GRANT
Performance Based

Grantee:	[NAME]

Date of Grant:	May 24, 2010

Maximum # of Shares Granted:	[# OPTIONS]

Exercise Price Per Share:	$[PRICE]

Exercisability Schedule*:	The vesting date is later of [PERFORMANCE GOAL ACHIEVEMENT DATE] or May 24, 2013, and the number of options that vest on that date shall be determined by the achievement of the performance criteria, as set forth below:
[PERFORMANCE CRITERIA IS SAME AS THE PERFORMANCE CRITERIA FOR
THE TENDERED OPTION]

Term/Expiration Date**:	May 24, 2017

*	The Grantee must be employed by, or providing service to, the Employer (as defined in the Plan) on the applicable date for the option to become exercisable on such date.

**	Unless terminated earlier in accordance with the terms of the Grant and the Plan.

MARLIN BUSINESS SERVICES CORP.
2003 EQUITY COMPENSATION PLAN
NONQUALIFIED STOCK OPTION GRANT
     This STOCK OPTION GRANT, dated as of May 24, 2010 (the “Date of Grant”), is delivered by Marlin Business Services Corp. (the “Company”) to [NAME] (the “Grantee”).
RECITALS
     A. On April 23, 2010, the Company implemented an exchange offer (the “Offer”) pursuant to which eligible employees of the Company were offered the opportunity to exchange their outstanding stock options to purchase shares of common stock of the Company under the Marlin Business Services Corp. 2003 Equity Compensation Plan (the “Plan”) with an exercise price per share of $8.75 or higher for new stock options to purchase shares of common stock of the Company with an exercise price per share equal to the fair market value of a share of common stock on the date of grant of the new stock options.
     B. In accordance with the terms of the Offer and pursuant to the Letter of Transmittal the Grantee submitted to the Company in connection with the Offer, the Grantee elected to exchange the Grantee’s eligible performance-based stock option (the “Tendered Option”) for a new nonqualified stock option that would be granted by the Company following the expiration of the Offer.
     C. In connection with the acceptance and cancellation of the Grantee’s Tendered Option, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has granted the Grantee this nonqualified stock option under the Plan in order to satisfy its obligations with respect to the Tendered Option under the Offer. The Grantee may receive a copy of the Plan by contacting George D. Pelose, Secretary of the Company, at 888-479-9111, ext. 4142.
     NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:
1. Grant of Option.
     (a) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase a maximum of [# OPTIONS] shares of common stock of the Company (“Shares”) at an exercise price of $[PRICE] per Share. The Option shall become exercisable according to Paragraph 2 below.
     (b) The Option hereby granted is issued in exchange for the Tendered Option, and the Grantee hereby accordingly acknowledges and agrees that the Tendered Option has been accepted and cancelled by the Company and that the Grantee no longer has any right, entitlement or interest in the Tendered Option or any right to acquire shares of common stock under the Tendered Option.
2. Exercisability of Option. Except as may be provided in the Grantee’s employment agreement, if any, with the Company, the vesting date is the later of [PERFORMANCE GOAL ACHIEVEMENT DATE] or May 24, 2013 (if the Grantee is employed by, or providing service to, the Employer (as defined in the Plan) on that date), and the number of options that vest on that date shall be determined by the achievement of the performance criteria, as set forth below:
[PERFORMANCE CRITERIA IS SAME AS THE PERFORMANCE CRITERIA FOR
THE TENDERED OPTION]
The exercisability of the Option shall not exceed 100% of the Shares subject to the Option.
3. Term of Option.
     (a) The Option shall have a term of seven years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.
     (b) Except as may be provided in the Grantee’s employment agreement, if any, with the Company, the Option shall automatically terminate upon the happening of the first of the following events:
     (i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined in the Plan).
     (ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.
     (iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (i) above.
     (iv) The date on which the Grantee ceases to be employed by, or provide service to, the Employer for Cause. In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.
Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the seventh anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.

4. Exercise Procedures.
     (a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. At such time as the Committee shall determine, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company, which shall be valued at their fair market value on the date of delivery, or by attestation (on a form prescribed by the Committee) to ownership of Shares having a fair market value on the date of exercise equal to the exercise price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve, to the extent permitted by applicable law. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.
     (b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate.
     (c) All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.
5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan, or as required by the Grantee’s employment agreement, if any, with the Company.
6. Restrictions on Exercise. Except as the Committee may otherwise permit pursuant to the Plan or as may be provided in the Grantee’s employment agreement, if any, with the Company, only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.
7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder. By accepting this Option, the Grantee agrees to be bound by the terms of the Plan and the Option and that all decisions and determinations of the Committee with respect to the Option shall be final and binding on the Grantee and the Grantee’s beneficiaries.
8. Employment Agreement. If the Grantee has entered into an employment agreement with the Company, the terms of the Grantee’s employment agreement shall govern this Option to the extent consistent with the terms of the Plan.
9. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.
10. No Shareholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a shareholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.
11. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.
12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.
13. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

     IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute and attest this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

MARLIN BUSINESS SERVICES CORP.
By:
Daniel P. Dyer
CEO & Chairman